Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-72730) and Form S-8 (No. 333-103663, No. 333-61248, No. 333-54976, No. 333-52634, No. 333-47020, No. 333-92619 and No. 333-81492) of SonicWALL, Inc. of our reports dated March 5, 2004, relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 12, 2004